                                                                   EXHIBIT 10.18

                            POLE ATTACHMENT AGREEMENT
                       COMMUNITY ANTENNA TELEVISION - CATV
                              GEORGIA POWER COMPANY
                                       AND
                             American Cable Company


      THIS AGREEMENT, made as of May 21, 1990 by and between the Georgia Power Company, a corporation of the State of Georgia, hereinafter called Licensor, and American Cable Company hereinafter called Licensee.

                              W I T N E S S E T H:

WHEREAS, Licensee proposes to furnish television antenna signal service to residents of the City of Columbus, Muscogee County, Georgia, and will need to erect and maintain aerial cables, wires and associated appliances throughout the area to be served, and desires to attach certain of such cables, wires and appliances to poles of Licensor; and

      WHEREAS, Licensor is willing to permit, to the extent that it may do so lawfully, the attachment of said cables, wires and appliances to its poles if, in its judgment, such use will not interfere with its own service requirements, including considerations of economy and safety, and if

Licensor is protected and indemnified against costs to it arising from such use;

      NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained, the parties hereto do hereby mutually covenant and agree as follows:

      1. Before making attachment to any pole or poles of Licensor, Licensee shall make application there for in the form set forth in Exhibit "A", hereto attached and made a part hereof, and if the proposed attachment is satisfactory to Licensor, a permit therefor will be granted in the form set forth in such Exhibit "A". Licensee shall prepare and submit a map indicating all attachment locations at the time of submission of such Exhibit "A". No work shall begin until Licensor receives a signed Exhibit "A". Any unauthorized attachments are subject to the penalty provision set forth in Paragraph 7.

      2. Licensee shall, at its own expense, make and maintain said attachments in safe condition and in thorough repair, and in a manner satisfactory to Licensor and so as not to interfere with the use of said poles by Licensor, or by other utility companies using said poles, or interfere with the use and maintenance of facilities thereon or which may from time to time be placed thereon. Licensee shall, at any time, at its own expense, upon notice from Licensor, remove, relocate, replace, or renew its facilities placed on said poles, or transfer them to substituted poles, or perform any other work in connection with the said facilities that may be required by


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Licensor; provided, however, that in cases of emergency, Licensor may arrange to remove, relocate, replace or renew the facilities placed on said poles by Licensee, or transfer them to substituted poles or perform any other work in connection with said facilities that may be required in the maintenance, replacement, removal or relocation of said poles, the facilities thereon or which may be placed thereon, or for the service needs of Licensor, and Licensee shall, on demand, reimburse Licensor for the expense thereby incurred.

      3. Licensee's cables, wires and appliances, in each and every location, shall be erected and maintained in accordance with the requirements and specifications of the National Electrical Safety Code, as revised, and in compliance with any rules or orders now in effect or that hereafter may be issued by any other authority having jurisdiction. Drawings marked Exhibits B-1 through B-8 which are attached hereto and made a part hereof, are descriptive of required construction under some typical conditions, and are to serve as construction guides for Licensee. Such drawings may be superseded, amended or supplemented from time to time as may be required by Licensor.

      4. Licensee's cables, wires and appliances, shall be identified in accordance with Exhibit B-9. Markers shall be installed on the strand, at every first, fifth and last mainline pole attachment, including the first pole in all lateral lines and at all crossover points. The color and the shape of the marker shall be unique to Licensee and shall be used to identify


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Licensee's facilities in that particular Georgia Power Company district.
Suggested markers are set forth in Exhibit B-9 and same shall be approved by Licensor prior to use thereof. Existing strand shall be so identified by Licensee at the next system rebuild opportunity or otherwise as regular maintenance or emergency repair work so permits. All strand shall be marked by December 31, 1995.

      5. In the event that any pole or poles of the Licensor to which Licensee desires to make attachments are inadequate to support the additional facilities in accordance with the aforesaid specifications, the Licensor will notify the Licensee of any changes necessary to provide adequate poles and the estimated cost thereof. If the Licensee still desires to make the attachments it shall authorize the Licensor to make the necessary changes and shall reimburse the Licensor, on demand, for all costs incurred by Licensor in making such changes. Where the Licensee's desired attachments can be accommodated on present poles of the Licensor by rearranging Licensor's facilities thereon, the Licensee shall compensate the Licensor for the full expense incurred in completing such rearrangements. The Licensee will also, on demand, reimburse the owner, or owners, of other facilities attached to said poles for any expenses incurred by it, or them, in transferring or rearranging said facilities. In the event that any pole or poles of Licensor to which Licensee has attached its facilities would be adequate to support additional facilities desired by Licensor or any pole user


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whose use came before Licensee's but for the attachment or attachments of
Licensee, then Licensor shall notify Licensee of any changes necessary to provide adequate poles and the estimated cost thereof. Upon receipt of such notice Licensee shall remove its facilities at its expense or reimburse Licensor, on demand, for all costs incurred by Licensor in making such changes. Any anchors or guys required to accommodate the attachments of the Licensee shall be installed by and at the expense of the Licensee and to the satisfaction of the Licensor.

      6. Before undertaking any rebuilding effort, Licensee shall contact Licensor's local personnel and secure written approval of proposed construction method and length of time expected for proposed construction.

      7. In the event that the number of poles to which Licensee has attached its facilities differs from the number shown in Licensor's records, the difference shall be prorated over the period since the last such accounting. If this results in an increase in the number of poles to which Licensee has attached for any year during such period, Licensee shall forthwith pay to Licensor the fees due for such poles for such years, and if it results in a decrease in the number of poles to which Licensee has attached for any year during such period, Licensor shall forthwith refund to Licensee the fees previously paid for such poles for such years. Unauthorized pole attachments shall be billed at a rate of $50.00 per attachment plus attachment fees.


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      8. Licensor may at any time and from time to time survey the installation of cable communications facilities and may make periodic surveys of the facilities as conditions may warrant. Such surveys, if made, shall not operate to relieve Licensee of any responsibility, obligation or liability or to impose any responsibility, obligation or liability upon Licensor. Said surveys shall be performed at the sole expense of the Licensee in accordance with the terms and conditions set forth in Exhibit B-10.

      9. Licensor reserves to itself, its successors and assigns, the right to maintain its poles and to operate its facilities thereon in such manner as will best enable it to fulfill its own service requirements. Licensor shall not be liable to Licensee for any interruption to service of Licensee or for interference, however caused, with the operation of the cables, wires and appliances of Licensee, arising in any manner out of the use of Licensor's poles hereunder, including any effects undesirable to Licensee which the presence, breakdown, operation, maintenance, alterations of, or additions to, the lines and other facilities of Licensor or those jointly using Licensor's poles may have upon the attachments or the transmissions of Licensee, even if the cause of such effects may be attributable to negligence (including, without being limited to, Licensor's sole negligence, contributory negligence, concurring negligence, active negligence and passive negligence) on the part of Licensor or its agents.


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      10. Any transferring or rearranging of attachments required on any pole or any pole replacement shall be done by the Licensor at the Licensee's expense without any liability whatever to the Licensor for such removal, transfer, rearranging or the manner of making it. Licensee shall pay to Licensor a flat rate charge as shown in Exhibit B-11, per removal, transfer or rearranging said attachments. This rate may be changed from time to time upon notice by Licensor.

      11. Licensee shall acquire in its own name and at its own expense any and all easements or other rights in land that may be required to permit the presence of Licensee's facilities on Licensor's poles. Licensor shall have no liability to Licensee for any failure to acquire any such rights.

      12. Licensee engaged in two-way communication activities shall be charged the rate then payable to Licensor by Southern Bell Telephone and Telegraph Company for two-way communication facilities.

      13. Licensee shall secure authority to erect and maintain its facilities within public streets, highways and other thoroughfares, and shall secure any necessary consent from state or municipal authorities or from the owners of the property upon which the poles are located to construct and maintain Licensee's facilities thereon.

      14. The Licensee shall pay to Licensor, for attachments made to poles under this agreement, a rental at an annual rate that will be calculated in accordance with the calculations set forth in Exhibit "C" based


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on the most recent available FERC Form I data. Said rental shall be payable annually, in advance, on the first day of January of each year. Upon written notice to Licensor, Licensee may pay Licensor equal quarterly installments due January 1, April 1, July 1, and October 1. Repeated late payments will subject Licensee to a requirement that payments be made on an annual basis. Delinquent payments will subject Licensee to a late fee as stipulated in Exhibit D.

      15. Licensee shall exercise precautions to avoid damage to facilities of Licensor and of others supported on said poles and hereby assumes all responsibility for any and all loss for such damage. Licensee shall make an immediate report to Licensor of the occurrence of any damage and hereby agrees to reimburse Licensor for the expense incurred in making repairs.

      16. Licensee shall specifically and adequately warn each and every employee of Licensee or Licensee's contractors or agents of the danger inherent in making contact with the electrical conductors of Licensor, or of coming closer to same than permitted by the NESC or OSHA, before such employee is permitted to perform any work on or near any facilities belonging to Licensor. Said warning shall be given to the Employee both orally and in writing. The written warning shall be prepared in duplicate in a form satisfactory to Licensor, but any approval of such form by Licensor shall not operate to impose any liability upon Licensor or to relieve Licensee from any obligation or liability. One copy of the written warning shall be


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retained by the employee. The other copy, signed by the employee acknowledging receipt of both oral and written warnings, shall be retained by Licensee and made available for inspection by Licensor at any time upon request of Licensor.

      17. Licensee and Licensor recognize that there are certain risks inherent in placing cable communications facilities in proximity to electric transmission lines. Licensee hereby expressly and specifically assumes all such risks and releases and agrees to indemnify and hold Licensor harmless from and against any and all Claims resulting directly or indirectly, in whole or in part, from electrical contact with the cable communications facilities or any part thereof, including without limitation any such electrical contact resulting from the sole negligence of Licensor.

      18. Should Licensee make more than one attachment for a period of three months or more, Licensee will be billed in full for each attachment exceeding one.

      19. A. For purposes of this Section and as used herein, the terms set forth below shall be defined as follows:

         (1.) Claim - The term "Claim" includes any liability, loss, damage, claim or cause of action of any kind or nature (including without limitation damage to property and injury to or death of persons), whether actual or alleged, or payment of any sum or sums of money to any entity or person whomsoever and any expenses connected therewith (including without limitation litigation costs and reasonable attorney fees).


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
         (2.) Employee - The term "Employee" includes any employee of a party or of any contractor or agent of such party.

         (3.) Negligence - Except as limited by express language, the term "Negligence" includes sole, joint or concurring negligence of whatever kind, including without limitation, negligence of a party or its employees, contractors or agents or the employees of such contractors or agents, and regardless of whether there is concurring negligence on the part of some third party.

         (4.) Personal Injury - The term "Personal Injury" includes any injury to or death of any natural person.

         (5.) Third Party Claim - A "Third Party Claim" is a Claim (as defined in subsection A.1 of this Section) asserted against one or both of the parties hereto by a person or entity other than the parties and their employees, contractors and agents and the employees of their contractors and agents.

      B. Licensee shall indemnify Licensor and hold it harmless from and against Claims arising out of any Personal Injury to any Employee of Licensee, including without limitation any such Claim which is caused in whole or in part by the Negligence of Licensor. Throughout the Term of this Agreement, Licensee shall maintain sufficient insurance coverage to protect Licensor from Claims as provided in this subsection.

      C. Licensor shall indemnify Licensee and hold it harmless from and against Claims arising out of any Personal Injury to any Employee of


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Licensor, including without limitation any such Claim which is caused in whole or in part by the Negligence of Licensee. Throughout the Term of this Agreement, Licensor shall maintain sufficient self-insurance coverage to protect Licensee from Claims as provided in this subsection.

      D. Licensee shall indemnify Licensor and hold it harmless from and against Third Party Claims in any way attributable to or arising out of this agreement and/or Licensee's use of Licensor's poles and facilities and/or premises, and excepting only those situations where the Third Party Claim has been caused by reason of the sole negligence on part of Licensor. Throughout the term of this Agreement, Licensee shall maintain sufficient insurance coverage to protect Licensor from Claims as provided in this subsection.

      E. Licensee shall indemnify and hold harmless Licensor from and against any penalties, fines or forfeitures imposed by a governmental authority or expenses associated therewith (including without limitation litigation costs and reasonable attorney fees) arising out of any failure or refusal by Licensee or any customer of Licensee to comply with any law, statute, regulation, rule, ordinance, order, injunction, writ, decree or award of any government or political subdivision thereof, or any agency, authority, bureau, commission, department or instrumentality thereof, or any court, tribunal or arbitrator, applicable to the furnishing or use of cable communications services.


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
      F. In the event that either party hereto (referred to in this subsection as the "Indemnitor") shall fail or refuse following the request of the other party (referred to in this subsection as the Indemnitee to indemnify the Indemnitee as provided in this Section or to assume the defense of an action or claim covered by this Section, and such failure or refusal subsequently is determined to have been without a reasonable basis in law or fact, then (in addition to the indemnification obligation set forth in this Section) the Indemnitor shall be liable to the Indemnitee for liquidated damages in an amount equal to twenty-five percent (25%) of the amount for which the Indemnitor is otherwise liable to the Indemnitee pursuant to this Section in order to compensate the Indemnitee for the time expended by its officers and employees in connection with the defense of the Claim for which indemnification was requested by the Indemnitee. Any failure by Licensor or Licensee to comply with indemnity and insurance requirements shall constitute default.


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      G. Nothing in the foregoing subsections of this Section shall be construed to require one party to this Agreement to indemnify the other party to this Agreement for any cost or expense that is to be borne by such other party pursuant to any provision of this Agreement other than the provisions of this Section.

      H. All Claims that are asserted against the parties jointly or which may affect both parties shall be dealt with by the parties jointly acting in good faith, including settlement negotiations. If a claimant desires to settle upon terms acceptable to one party but not to the other, the party desiring to settle may do so, provided only that the settlement is reasonable and is entered into in good faith, without in any way prejudicing or affecting any of the settling party's rights to indemnification under any provision of this Section.

      20. Licensee may at any time remove its attachments from any pole or poles of Licensor, but shall immediately give Licensor written notice of such removal. No refund of any rental will be due on account of such removal.

      21. Upon notice from Licensor to Licensee that the use of any pole or poles is forbidden by municipal authorities or property owners, the permit covering the use of such pole or poles shall immediately terminate, and the cables, wires and appliances of Licensee shall be removed at once from the affected pole or poles.


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      22. If Licensor requests transfer of existing facilities, Licensor shall give Licensee notice by electronic notification through the pole transfer system provided by the Georgia Utility Protection Center. Licensee shall have sixty
(60) days to make said transfer. If, at the expiration of such period, the Licensor shall have no attachments on such pole but the Licensee shall not have removed all of its attachments therefrom, such pole shall thereupon become the property of the Licensee, and the Licensee shall save harmless the former Licensor of such pole from obligation, liability, damage, cost, expenses or charges incurred thereafter, because of, or arising out of, the presence or condition of such pole or of any attachments thereon, regardless of any negligence claimed on the part of Licensor; and shall pay the Licensor a sum equal to the then value in place of such abandoned pole or poles, or such other equitable sum as may be agreed upon between the parties.

      23. If Licensee shall fail to comply with any of the provisions of this agreement, including the specifications hereinbefore referred to, or default in any of its obligations under this agreement and shall fail within thirty (30) days after written notice from Licensor to correct such default or non-compliance, Licensor may, at its option, forthwith terminate this agreement or the permit covering the poles as to which such default or non-compliance shall have occurred.

      24. Bills for expenses and other charges under this agreement shall be payable within thirty (30) days after presentation. Non-payment of


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bills shall constitute a default under this agreement.

      25. Failure to enforce or insist upon compliance with any of the terms or conditions of this agreement shall not constitute a general waiver or relinquishment of any such terms or conditions, but the same shall be and remain at all times in full force and effect.

      26. Nothing herein contained shall be construed as affecting the rights or privileges previously conferred by Licensor, by contract or otherwise, to others, not parties to this agreement, to use any poles covered by this agreement; and Licensor shall have the right to continue and extend such rights and privileges. The attachment privileges herein granted shall at all times be subject to such existing contracts and arrangements. The attachment privileges herein granted shall be non-exclusive and the Licensor shall have the right in its sole discretion to grant attachment privileges of any sort to any person, firm or corporation.

      27. Licensee shall not assign, transfer or sublet the privileges hereby granted without the prior consent in writing of Licensor, which shall not be unreasonably withheld.

      28. Except as provided in Section 22, no use, however extended, of Licensor's poles under this agreement shall create or vest in Licensee any ownership or property rights in said poles, but Licensee's rights therein shall be and remain a mere license. Nothing herein contained shall be construed


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to compel Licenser to maintain any of said poles for 8 period longer than demanded by its own service requirements.

      29. This agreement shall become effective upon its execution and if not otherwise terminated, shall continue in effect until either party gives six (6) months written notice. Upon termination of the agreement in accordance with any of its terms, Licensee shall immediately remove its cables, wires and appliances from all poles of Licensor. If not so removed, Licensor shall have the right to remove them at the cost and expense of Licensee and without any liability therefor.

      30. Licensee shall furnish bond or satisfactory evidence of contractual insurance coverage to guarantee the payment of any sums which may become due to Licensor for rentals or for work performed for the benefit of Licensee under this agreement, including the removal of attachments upon termination of this agreement by any of its provisions. The amount of the contractual insurance coverage is subject to be increased or decreased whenever, in the judgment of the Licensor, such action is deemed advisable from the standpoint of protecting the payments due Licensor as set forth above. Licensee shall abide by the terms and conditions set forth in Appendix 1 as to requirements for pole attachment bond and insurance.

      31. In the event of controversies and disputes which may arise in connection with this Pole Attachment Agreement, Licensee shall bear all legal costs incurred, including Licensor's attorney's and witness fees, when


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and if said controversies and disputes are settled in favor of Licensor.

      32. All existing pole attachment agreements between the parties hereto are, by mutual consent, hereby abrogated and annulled.

      33. Nothing herein shall preclude the parties from preparing such supplemental operation routines or working practices as they mutually agree to be necessary or desirable effectively to administer the provisions of this agreement.

      34. Subject to the provisions of Section 19, this Agreement shall extend to and bind the successors and assigns of the parties hereto.

      35. Upon the expiration or termination of Licensee's franchise to operate its business, this agreement shall be of no further effect and the rights of the Licensee shall be thereby terminated. Licensee shall remove any and all attachments remaining on Licensor's poles within 30 days of loss of franchise.


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      IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed the day and year first above written.

ATTEST:                             American Cable Company
                                    ----------------------
                                                Licensee


                                    By: /s/ W. Reid Walls, Sr.
-----------------------------           ---------------------------------
                                          Its:
                                               --------------------------



ATTEST:                             GEORGIA POWER COMPANY


 /s/ [SIGNATURE ILLEGIBLE]          By: /s/ James L. Davis Jr.
-----------------------------           ----------------------------------
                                            Its: General Manager of Distribution
                                                 -------------------------------

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                                   APPENDIX 1

                 POLE ATTACHMENT BOND AND INSURANCE REQUIREMENTS

I. $25.000 SURETY BOND (In a form similar to and containing those terms and conditions set forth in Appendix 2 attached hereto.)

      Acceptable alternatives to the Surety Bond are:

            1.    $25,000.00 Cash Deposit with Licensor
            2.    $25,000.00 Certificate of Deposit
            3.    Irrevocable Letter of Credit

II.   INSURANCE PROVISIONS

      A. Workers' Compensation and Employer's Liability Licensee and its subcontractors and all their respective employees, workmen, servants or agents, in the course of its operations, shall comply with all requirements of the Workers' Compensation laws of the state of Georgia.

      Licensee shall in addition carry Employer's Liability Insurance covering its operations hereunder and involving any of Licensor's facilities in an amount not less than $500,000 per person.

      B. General Liability and Automobile Insurance - Licensee agrees to carry at its sole expense, General Liability Insurance covering all operations of Licensee hereunder and involving any of Licensor's facilities, in the amounts of not less than $1,000,000 for all liability arising out of injury
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to or death of one or more persons in any one occurrence, and not less than
$1,000,000 for all liability arising out of injury to or destruction of property in any one occurrence. Such insurance shall be specifically endorsed to cover liability assumed by Licensor pursuant to the terms of that certain Pole Attachment Agreement between Licensor and Licensee dated __________. Licensee agrees to carry, at its sole expense, Automobile Liability Insurance on all automobiles owned and hired, as well as automobile non-ownership liability insurance, in the amounts of not less than $1,000,000 for all liability arising out of injury to or death of one or more persons in any one occurrence, and not less than $1,000,000 for all liability arising out of injury to or destruction of property in any one occurrence.

      C. Such insurance, per Section II B above, shall include Licensor as a Named Insured so as to provide first party and first dollar coverage to Licensor for any liability, including cost of defense incurred by Licensor as a result of or in any way arising out of or connected with any activity or operation of Licensee hereunder involving its exercise of any right or privilege pursuant to this License, specifically including claims by employees or contractors of Licensee.

      D. Upon request, Licensee shall furnish Licensor certificates of the insurance required in the above sections, which shall be in a form satisfactory to Licensor. Such certificates shall contain a cancellation provision (shown in the attached Appendix 3) which provides that


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
thirty (30) days written notice, by registered or certified mail, shall be given to Licensor prior to cancellation of or material change in the coverage.

      E. All such insurance required above shall provide coverage for occurrence arising from Licensee's operations pursuant to the pole attachment agreement and for a period of two (2) years after Licensee has ceased use of Licensor's facilities. In the event that any insurance as required herein is available only on a "claims-made" basis, such insurance shall provide for a retroactive date not later than the effective date of the pole attachment agreement. If the purchase of an "optional extension period", "optional claims reporting period" or other similarly titled clause is necessary to maintain coverage as required hereunder, such clause shall provide coverage for all occurrences as required herein, aggregate limits of such insurance shall be reinstated to the full extent permitted by such insurance policy and shall provide coverage for all claims made during the period of Licensee's use of Licensor's facilities and thereafter as required above. The limits of liability of such insurance as required herein shall remain unimpaired to the full extent permitted by such insurance policy, and Licensee shall execute all procedures necessary to remove any such impairment.

      Failure of Licensee to provide insurance as herein required or failure of Licensor to require evidence of insurance or to notify Licensee of its breach


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
of any of the requirements of this paragraph shall not be deemed to be a waiver by Licensor of any of the terms and conditions of the pole attachment agreement, nor shall they be deemed to be a waiver of the obligations of Licensee to defend, indemnify, and hold harmless Licensor as required herein. All insurance as required herein shall be primary to any other insurance coverage purchased and shall be issued by an insurance company licensed to do business in the State of Georgia and shall have a Best's Rating of not less than "A". and a net surplus of not less than $25,000,000. Licensee's obligation to provide for the continuation of such insurance shall survive termination of Licensee's use of Licensor's facilities.

      F. The above insurance requirements are minimum requirements and shall not limit Licensee's liability to Licensor in any manner.


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
                             APPENDIX 2

                   Form of Bond For Pole Attachment Agreements

      KNOW ALL MEN BY THESE PRESENTS:

      That American Cable Company, as Principal, hereinafter called Principal, and ACHC as Surety, hereinafter called Surety, are held and firmly bound unto Georgia Power Company, Atlanta, Georgia, hereinafter referred to as the Company, in the penal sum of Twenty-Five Thousand and No/100th Dollars ($25,000.00), lawful money of the United States of America, to the payment of which well and truly to be made, Principal and Surety bind themselves, their heirs, executors, administrators, successors and assigns, jointly and severally, firmly by these presents.

      WHEREAS, Principal executed an agreement on the 21st day of May, 1990, the rights and duties of which shall become fully binding and effective only upon the date of execution by the Company (Company's execution being conditioned upon Principal satisfying certain financial responsibility requirements established by the Company, of which this surety agreement is a part), whereby the Company will permit the Principal to attach its lines to the poles of the Company in a specified territory, which agreement is by reference made a part hereof and is hereinafter referred to as the Agreement.

      NOW, THEREFORE, THE CONDITION OF THIS OBLIGATION IS SUCH, that if, after full execution of the Agreement by both Principal and Company, Principal (and its successors and assigns if prior approval of the transfer of the Agreement to the successors and/or assigns is given by the Company) shall in all particulars faithfully and promptly perform, fulfill and keep each and all of the terms, covenants and conditions of the Agreement, including, but not limited to, the payment of all amounts due to Company for rentals, fees, and all work performed and expenses incurred under the terms and conditions of the Agreement, which on the part of said Principal ought to be performed, fulfilled and kept according to the true meaning and intent of the Agreement, then this obligation shall be null and void; otherwise, it shall remain in full force and effect.

      The initial term of this obligation is one (1) year from and including the date of execution hereof and this obligation shall not be cancelled, altered or modified by Surety during said one (1) year term or any part thereof after Principal has made attachments under the terms of the Agreement; and this obligation shall be automatically renewed for successive one (l) year terms without limit on the number of such terms unless Surety gives Company, by certified or registered mail, written notice of its intent to cancel, alter or modify this obligation not less than sixty (60) days prior to the end of the initial or any succeeding term of this obligation; provided, in the event Principal makes its first attachment under the terms of the Agreement more than eighteen (18) months after the execution of this obligation, then the initial term of this obligation shall be extended so that it shall not end until one (1) year from the date Principal makes such first attachment.

      IN WITNESS WHEREOF, the Principal and Surety have hereunto set their hands and seals this the 21st day of May, 1990.

                                    American Cable Company
                                    Principal


(SEAL)                              By:
                                        ----------------------------------
                                        President


(SEAL)                              American Cable Holding Company
                                    Surety


                                    By:
                                        ----------------------------------
                                        Title

                                   APPENDIX 3

                AGREEMENT NOT TO CANCEL WITHOUT NOTIFICATION TO:

                              Georgia Power Company

      It is agreed that in the event of the intended cancellation or termination of this policy or an intended reduction of the coverages of this policy, or any other intended action by the insurer that has the effect of limiting or reducing the scope and extent of the coverages of this policy, the insurer shall, by certified or registered letter, or letter delivered by messenger, mail or deliver written notice of such intended action or actions to the Insured and to Georgia Power Company, 333 Piedmont Avenue, Atlanta, Georgia 30308 and the Insurer shall not thereafter take such intended action or actions until thirty
(30) days after the latest date shown on the return receipts of the registered or certified letters of notification, or until thirty (30) days after the latest acknowledged date of receipt of the letters of notification delivered by messenger.

                                   EXHIBIT "A"

                             APPLICATION AND PERMIT

                                               Date:____________________________

      In accordance with the terms of the CATV Pole Attachment Agreement dated _________________________________, application is hereby made for
_______________________________________________(Licensee) to make attachments to the following poles as described below: Number of Poles Attached
____________________

Location(s):

Additional Information, if needed:

                                    By:
                                    Title:__________________________________

The permit to attach to the above mentioned poles is hereby granted __________________________________, 19 __. subject to the terms of the Pole
Attachment Agreement.

                                     GEORGIA POWER COMPANY

                                     By:
                                     Title:_________________________________

                                   EXHIBIT B-1

                [A DIAGRAM OF A SINGLE COMMUNICATION/SIGNAL TYPE
                            ATTACHMENT APPEARS HERE]

                                   EXHIBIT B-2


              [A DIAGRAM OF A MULTIPLE COMMUNICATION/SIGNAL TYPE
                            ATTACHMENT APPEARS HERE]

                                   EXHIBIT B-3


                  [A DIAGRAM OF A COMMUNICATION/SIGNAL TYPE
                    ATTACHMENT CLEARANCE FROM TRANSFORMER
                  OR OTHER GROUNDED EQUIPMENT APPEARS HERE]

                                   EXHIBIT B-4


                   [A DIAGRAM OF A COMMUNICATION/SIGNAL TYPE
             ATTACHMENT CLEARANCE FROM OUTDOOR LIGHT APPEARS HERE]

                                   EXHIBIT B-5


              [A DIAGRAM OF A COMMUNICATION/SIGNAL TYPE ATTACHMENT
                        CLEARANCE MID-SPAN APPEARS HERE]

                                   EXHIBIT B-6


             [A DIAGRAM OF A COMMUNICATION/SIGNAL TYPE ATTACHMENT
                C.A.T.V. POWER SUPPLY INSTALLATION APPEARS HERE]

                                   EXHIBIT B-7


             [A DIAGRAM OF A COMMUNICATION/SIGNAL TYPE ATTACHMENT
                     CLEARANCE-SERVICE DROP APPEARS HERE]

                                   EXHIBIT B-8


              [A DIAGRAM OF A PRESERVATIVE BANDAGE FOR WOOD POLE
                                 APPEARS HERE]

                                   EXHIBIT B-9


                 [A DIAGRAM OF IDENTIFICATION OF C.A.T.V. CABLES
                                  APPEARS HERE]

                                                                    EXHIBIT B-10
                                                                      APRIL 1990

                      CATV MAKE-READY AND INSPECTION CHARGE

BACKGROUND

Cost Accounting Research has investigated the feasibility of billing CATV operators and initial make-ready and inspection charge for future pole attachments and recommends that this procedure be implemented. This charge will recover costs incurred by district engineers to inspect CATV routes prior to and after construction. Currently, the cost of make-ready and inspection work is not recovered through the FCC attachment rate.

APPLICATION

The hourly charge of $51.50 is applied to the number of hours, actual or estimated, to perform the work. The resulting amount is billed to the cable operators utilizing a receivable only job order.

CALCULATION

A weighted average hourly salary was calculated for distribution engineers, associates, and field estimators. Job order overheads are applied as follows:

      Labor                                    $23.90
      Fringe Benefits @ 32.60%                   7.79
      E & S @ 59.98%                            13.62
      A & G @ 11.60%                             2.77
      Light Truck - per hour of possession       1.79
      Mileage (10 miles @ .16)                   1.60
                                               ------

                       TOTAL..............     $51.50

      This cost should be reviewed annually.

POLE COUNT COST

The cost of poles count shall be in accordance with cost shown above or at rate provided for in Georgia Power Company contract of pole counts.

      Present Rates                 .39/pole

      Where more than one (1) CATV company or telephone company is attached, cost shall be shared equally between/among the licensees.

                                                                    EXHIBIT B-11
                                                                      APRIL 1990

                                COST OF TRANSFERS


      These costs are estimated for a Georgia Power Company three-man (3) crew to include lead lineman, lineman, and WTO. It is the intent of Georgia Power Company to recover our average cost. Crews will transfer existing facilities if possible and reconnect bonding wires to the pole ground. We are estimating 15 minutes as an average to do this work.


      Cost for Three-Man Crew with Equipment                       $39.00

      Materials Required                                              -0-
                                                                   ------
                                    TOTAL..............            $39.00


tvj/khm

                                    EXHIBIT C


                CALCULATIONS USING FERC FORM NO. 1 DATA

NET COST           A/C 364                         Accumulated
OF A           =   Gross Pole  -  Depreciation -   Deferred Income -  .15 of Net Pole
BARE POLE          Investment     Reserve (Poles)  Taxes (Poles)*     Investment**
                   ------------------------------------------------------------------
                                        Number of Poles


DEPRECIATION   =   Depreciation Rate               Gross Pole Investment
EXPENSE            for Gross Pole                  ----------------------
                   Investment           X          Net Pole Investment**


ADMINISTRATIVE =   Total Administrative and General Expenses
EXPENSE            --------------------------------------------------------------------------
                   Gross Plant Investment   -  Depreciation Reserve   -  Accumulated
                   (Electric Plant)***         (Electric Plant)          Deferred Income Taxes
                                                                         (Electric Plant)*

MAINTENANCE    =   A/C 593
EXPENSE            --------------------------------------------------------------------------
                   Investment in            -  Depreciation in   -       Accumulated
                   A/Cs 364 + 365 + 369        A/Cs 364 + 365 + 369      Deferred Income Taxes
                                                                         Related to A/Cs 364 +
                                                                         365 + 369*


NORMALIZED
TAXES
(EXPRESSED
AS A PERCENTAGE =  A/C (408.1 + 409.1 + 409.1 + 410.1 + 411.4) - 411.1
OF NET PLANT       ------------------------------------------------------------
INVESTMENT)        Gross Plant    -  Depreciation Reserve   -   Deferred Income
                   (Total)***                                   Taxes*


   * In the calculations using FERC Form No. 1 data and FCC Form M data, we are treating deferred taxes as most state commissions do - as a rate base deduction. If the state utility commission includes the reserve for deferred income taxes in the utility's capital structure at zero cost, we would not need to make any further adjustment. See paras. 42 to 48 and note 16, supra.

   ** For purposes of these calculations Net Pole Investment equals Gross Pole Investment minus the Depreciation Reserve Related to Poles minus Accumulated Deferred Income Taxes Related to Poles.

   *** For companies which have multiple operations, such as gas, electric and/or nuclear power, the Commission, in calculating the administrative expenses component, utilizes only the investment relating to electric operations. However, in the computation of the taxes component, the total gross plant investment of all of the company's operations is utilized. The taxes paid by the utility generally relate to its entire operations.

                                                                       EXHIBIT C

                CALCULATIONS USING FCC FORM M DATA
                ------------------------------------------------------------

NET COST           A/C 241                         Accumulated
OF A           =   Gross Pole  -  Depreciation -   Deferred Income  -     .05 of Net Pole
BARE POLE          Investment     Reserve (Poles)  Taxes (Poles)*         Investment**
                   -------------------------------------------------------------
                                          Number of Poles


DEPRECIATION   =   A/C 608
EXPENSE            Depreciation Rate for     X     Gross Pole Investment
                    Gross Pole Investment          ---------------------
                                                   Net Pole Investment**

ADMINISTRATIVE =   Total Administrative and General Expenses
                   --------------------------------------------------------------------
EXPENSE            Gross Plant   -     Plant Depreciation   -     Accumulated Deferred
                   Investment          Reserve (Acct 171)         Income Taxes (Plant)
                                                                  (Acct 176.1)*


MAINTENANCE    =   Account 602.1***         [/s/ THIS ACCT SHOULD BE 601.1]
                   ---------------------
EXPENSE            Net Pole Investment**


NORMALIZED
TAXES
(EXPRESSED
AS A PERCENTAGE =  A/C (304  +  306  +  307  +  308.1  +  308.2)  -  309
OF NET PLANT       ------------------------------------------------------------------
INVESTMENT)        Gross Plant    -   Plant Depreciation Reserve   -  Accumulated
                                                                      Deferred Income
                                                                      Taxes (Plant)
                                                                      (Acct 176.1)*


  **** This account (601.1) relates directly to pole maintenance and no further calculation is necessary. See Group W Cable, Inc. v. Wisconsin Telephone Co., Mimeo No. 4474 (released May 30, 1984).

                                                                       EXHIBIT C

                                   APPENDIX B


ACCOUNT NO.          NAME                     LOCATION
FERC 364             Poles, Towers & Fix-     p, 203, line 59, col. g
                     tures
FERC 365             Overhead Conductors      p. 203, line 60, col.
FERC 369             Services                 p. 203, line 64, col. g
FERC 593             Maintenance of Over-     p. 322, line 118, col. b
                     head Lines
FERC 408.1           Taxes Other Than         p. 114, line 11, col. c
                     Income Taxes
FERC 409.1           Income Taxes - Federal   p. 114, line 12, col. c
FERC 409.1           Income Taxes - Other     p. 114, line 13, col. c
FERC 410.1           Deferred Income Taxes    p. 114, line 14, col. c
FERC 411.1           Deferred Income Taxes    p. 114, line 15, col. c
                     (credit)
FERC 411.4           Investment Tax Credit    p. 114, line 16, col. c
                     Adj.
                     Depreciation             p. 200, line 22, col. b
                     Total Administrative
                     and General Expenses     p. 323, line 167, col. b
                     Gross Plant Investment   p. 200, line 7, col. b
                     Depreciation Rate for
                     Accounts 364, 365 and    p. 336, col. c
                     369
                     Investment in Accounts
                     364, 365 and 369         p. 203, lines 59 & 60
                                              & 64, col. g
FCC FORM M 100.1     Telephone Plant in Ser-  p. 12, line 1, col. c
                     vice
FCC FORM M 171       Depreciation Reserve     p. 12, line 7, col. c
FCC FORM M 176.1     Deferred Income Taxes    p. 13, line 83, col. c
                     (Accum.)
FCC FORM M 241       Pole Lines Investment    p. 19, Sch 12A, col. h
FCC FORM M 304       Investment Credits       p. 16, line 5, col. b
FCC FORM M 306       Federal Income Taxes,    p. 16, line 6, col. b
                     Operating
FCC FORM M 307       Other Operating Taxes    p. 16, line 7, col. b
FCC FORM M 308.1     Operating Federal
                     Income Taxes
                     Deferred - Accelerated
                     Tax Depreciation         p. 16, line 8, col. b
FCC FORM M 308.2     Operating Federal
                     Income Taxes
                     Deferred - Other         p. 16, line 9, col. b
FCC FORM M 309       Income Credits and
                     Charges Resulting
                     from Prior Deferral of
                     Federal Income Taxes     p. 16, line 10, col. b
FCC FORM M 608       Depreciation Rate for
                     Account 241              p. 32, Sch. 14C, col. d
FCC FORM M 601.1     Repair for Pole Lines    p. 56, Sch. 35, Oper.
                     Exp, line 1
                     Depreciation Reserve
                     for Account 241          p. 30, Sch. 14B
                     Gross Plant Investment   p. 12, Sch. 10, line 1,
                                              col. c
                     Total Administrative
                     and General Expenses     p. 57, line 56, col. b +
                                              p. 57, line 67, col. b

                                   APPENDIX C

Subpart J of Chapter I of title 47 of the Code of Federal Regulations is amended to read as follows:

 1.The authority citation for Part 1 continues to read as follows:

 Authority:  Secs. 4, 303, 48 Stat. 1066, 1082, as amended; 47 U.S.C. 154,
303; Implement, 5 U.S.C. 552, unless otherwise noted.BB

 2.Section 1.1402 is amended by revising paragraphs (d) and (e) to read as follows:


 SECTION 1.1402.  DEFINITIONS

                                  * * * * *

 (d) The term "complaint" means a filing by a cable television system operator, a cable television system association, a utility, or an association of utilities alleging that a rate, term, or condition for a pole attachment is not just and reasonable.

 (e) The term "complainant" means a cable television system operator, a cable television system association, a utility, or an association of utilities who files a complaint.

                                  * * * * *

 3.Section 1.1404 is amended by revising paragraph (a), (d1), (d2), (g2), (g4),
(g5), (g9), (g10), (h) and (i) to read as follows:

 SECTION 1.1404.  COMPLAINT

 (a) The complaint shall contain the name and address of the complainant, name and address of the respondent, and shall contain a verification (in the form in Section 1.721(b)), signed by the complainant or officer thereof if complainant is a corporation, showing complainant's direct interest in the matter complained of. Counsel for the complainant may sign the complaint. Complainants may join together to file a joint complaint. Complaints filed by associations shall specifically identify each utility or cable television company who is a party to the complaint and shall be accompanied by a document from each identified member certifying that the complaint is being filed on its behalf.

                                   * * * * *

 (d)(1) A statement that the utility uses or controls poles, ducts, or conduits used or designated, in whole or in part, for wire communication; and
 (d)(2) A statement that the cable television operator currently has attachments on the poles.

                                   * * * * *

 (g)(2) The investment in crossarms and other items which do not reflect the cost of owning and maintaining poles, if available;

                                   * * * * *

 (g)(4) The depreciation reserve from the investment in crossarms and other items which do not reflect the cost of owning and maintaining poles, if available;
 (g)(5) The total number of poles: (i) owned; and (ii) controlled or used by the utility. If any of these poles are jointly owned, the complaint shall specify the number of such jointly owned poles and the percentage of each joint pole or the number of equivalent poles owned by the subject utility;

                              EXHIBIT D

Repeated late payments subject Licensee to a one and one-half percent (1-1/2%) late fee that will be applied monthly to the outstanding balance.